Exhibit 5

June 12, 2007

UFP Technologies, Inc.
172 East Main Street
Georgetown, Massachusetts 01833

RE:                    Registration of 750,000 additional shares of Common Stock of UFP Technologies, Inc. on SEC Form S-8 Registration Statement

Ladies and Gentlemen:

As counsel for UFP Technologies, Inc. (the “Company”), this opinion is furnished in connection with the registration by the Company, pursuant to a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended, of 750,000 additional shares of the Company’s Common Stock, $.01 par value per share (the “Shares”), to be issued pursuant to the Company’s 2003 Equity Incentive Plan, as amended (the “Plan”).

We have examined the Certificate of Incorporation of the Company, as amended, the By-laws and minute books of the Company, the Plan, and the pertinent statutes of the State of Delaware.

Based upon the foregoing, we are of the opinion that the Shares, when issued and sold in accordance with the terms of the Plan, will be legally issued, fully paid and non-assessable.

We consent to the filing of this opinion as an Exhibit to the Registration Statement.

Very truly yours,

/s/ Lynch, Brewer, Hoffman & Fink, LLP

LYNCH, BREWER, HOFFMAN & FINK, LLP